United States securities and exchange commission logo





                            August 13, 2020

       Jerry Baack
       Chief Executive Officer
       Bridgewater Bancshares Inc.
       3800 American Boulevard West, Suite 100
       Bloomington, Minnesota 55431

                                                        Re: Bridgewater
Bancshares Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed August 10,
2020
                                                            File No. 333-242413

       Dear Mr. Baack:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Julia
Griffith at 202-551-3267 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance